Exhibit 99.1

Contact:	Brian P. Crescenzo
302-326-5648

FOR IMMEDIATE RELEASE

APPLIED EXTRUSION TECHNOLOGIES, INC.

ANNOUNCES:

PRELIMARY FISCAL 2004 RESULTS

SYNDICATION OF ADDITIONAL DIP FINANCING

UPDATE ON FILING FISCAL 2004 FINANCIALS

NEW CASTLE, DE, December 27, 2004 – Applied Extrusion Technologies, Inc. (OTC: AETC.PK) today announced preliminary financial results for its year ended September 30, 2004.  In addition, the Company announced that GE Commercial Finance had completed syndication of the remaining $15 million of debtor-in-possession financing, thereby increasing the total size of the facility to $125 million, and that, on December 21, 2004, the U.S. Bankruptcy Court for the District of Delaware had granted the Company authority to use the full amount of this facility.  This debtor-in-possession facility now provides the Company with unused availability of approximately $24 million, which is expected to provide sufficient liquidity to fund the Company’s operations during the chapter 11 cases.

FULL YEAR FISCAL 2004 RESULTS

Sales for fiscal 2004 of $265.5 million were $18.2 million or seven percent higher compared with fiscal 2003.  A nine percent increase in unit volume was partially offset by a decrease in average selling price resulting from the sale of significantly more lower-priced films as part of the Company’s inventory reduction initiatives.

Gross profit in fiscal 2004 of $32.4 million decreased by $11.8 million compared with fiscal 2003.  Gross margin of 12.2 percent in fiscal 2004 was 5.7 percentage points lower as compared to gross margin of 17.9 percent in fiscal 2003. The decline in gross margin resulted principally from the impact of substantially higher raw material cost, and was also affected by the increased sales of lower-priced films indicated above.

Selling, general and administrative expenses were $22.2 million, or 8.4 percent of sales, in fiscal 2004, compared with $23.0 million, or 9.3 percent of sales, in fiscal 2003.

Research and development expense was $6.9 million, or 2.6 percent of sales, in fiscal 2004 compared with $7.2 million, or 2.9 percent of sales, in fiscal 2003.

Restructuring and impairment charges of $13.3 million were recognized in fiscal 2004.  A goodwill impairment of $9.9 million is included in this amount.  The goodwill impairment was necessitated by the decline in the Company’s market value.  The balance of the restructuring charge represents professionals fees paid in connection with the Company’s previously reported Chapter 11 filing in December 2004.

During fiscal 2004, the Company generated earnings before interest, taxes, depreciation and amortization (EBITDA) of $28.9 million, a decrease of $8.5 million or 23 percent compared with EBITDA of $37.4 million for fiscal 2003.

Interest expense increased $6.8 million to $36.7 million in fiscal 2004 compared to fiscal 2003 due to a higher average outstanding debt balance on the revolving line of credit combined with interest due on the term loan with GE Commercial Finance.

Income tax expense of $1.1 million in fiscal 2003 represents an adjustment to the valuation allowance against deferred taxes.  Aside from this item, the Company’s effective tax rate in fiscal 2004 and fiscal 2003 was zero.

The net loss for fiscal 2004 was $46.8 million, or $3.64 per share, compared with a net loss of $17.0 million, or $1.33 per share, for fiscal 2003.

LIQUIDITY

At September 30, 2004, the Company had borrowings of $46.3 million pursuant to its revolving line of credit under its prepetition credit agreement with GE Commercial Finance.  Unused availability under this revolving credit facility at September 30, 2004 was approximately $6 million. The prepetition credit agreement with GE Commercial Finance was repaid in full with the proceeds of the Company’s debtor-in-possession financing. With the closing of the full debtor-in-possession facility, as announced above, the Company now has approximately $24 million of unused availability.

FILING OF ANNUAL REPORT ON FORM 10-K

Additionally, the Company advised that it would not meet the extended filing deadline of December 30, 2004, provided under its Notification of Late Filing – Form 12b-25, as reported on December 14, 2004. The Company reported that the delay in filing its annual report on Form 10-K due to the timing and associated critical demands of its recent prepackaged Chapter 11 filing, including the evaluation of the financial reporting implications of the Chapter 11 filing.  The Company anticipates that it will complete and file its annual report by January 31, 2005.

Applied Extrusion Technologies, Inc. is a leading North American developer and manufacturer of specialized oriented polypropylene (OPP) films used primarily in consumer products labeling and flexible packaging applications.

Except for the historical information contained herein, the matters discussed in this report are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including those risks related to the ability to implement price increases and related volume losses, the timely development and acceptance of new products, fluctuations in raw materials and other production costs, the ability to satisfy our debt service requirements, the loss of one or more significant customers, the impact of competitive products and pricing, the timely completion of capital projects, the success of the Company’s efforts to access capital markets on satisfactory terms, and to acquire, integrate, and operate new businesses and expand into new markets, as well as other risks detailed in Exhibit 99.1 of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003 and from time to time in the Company’s other reports filed with the Securities and Exchange Commission.

APPLIED EXTRUSION TECHNOLOGIES, INC.

Statements of Income

(In thousands, except per share data)

(Unaudited)

	Twelve Months Ended
	September 30, 2004	September 30, 2003

Sales	$265,541	$247,364
Cost of sales	233,147	203,154

Gross profit	32,394	44,210

Operating expenses:
Selling, general and administrative	22,192	22,989
Research and development	6,969	7,209
Restructuring expenses	3,380	—
Goodwill impairment	9,874	—
Total operating expenses	42,415	30,198

Operating profit (loss)	(10,021)	14,012

Non operating expenses:
Interest expense, net	36,732	29,912

Loss before income taxes	$(46,753)	$(15,900)

Income tax expense (benefit)	—	1,053
Net loss	$(46,753)	(16,953)

Loss per common share	$(3.64)	$(1.33)

Average common shares outstanding	12,833	12,741

EBITDA (Net Loss Reconcilation)
Net loss	$(46,753)	$(16,953)
Interest expense, net	36,732	29,912
Income tax (benefit)	—	1,053
Depreciation and amortization	27,433	24,928
Restructuring expenses	3,380	—
Goodwill impairment	9,874	—
Less amortization included in interest expense	(1,960)	(1,911)
Other	231	336
EBITDA	$28,937	$37,365

EBITDA (Operating Cash Flow Reconcilation)
Net cash used in operating activities	$(16,924)	$(19,540)
Interest expense, net	36,732	29,912
Income tax (benefit)	—	1,053
Restructuring expenses	3,380	—
Less amortization included in interest expense	(1,960)	(1,911)
Other non-cash adjustments	(1,741)	4,095
Changes in assets and liabilities, net of assets acquired and divested	9,219	23,420
Other	231	336
EBITDA	$28,937	$37,365

APPLIED EXTRUSION TECHNOLOGIES, INC.

Balance Sheets

(In thousands, except per share data)

(Unaudited)

	September 30, 2004	September 30, 2003

ASSETS
Current assets:
Cash and cash equivalents	$784	$2,835
Accounts receivable, net of allowance for doubtful accounts of $1,615 at September 30, 2004 and $1,864 at September 30, 2003
Inventory	58,724	52,517
Prepaid expenses and other current assets	4,985	2,995
Total current assets	110,656	91,754

Property, plant and equipment, net	284,274	281,384
Goodwill	—	9,874
Other intangible assets	10,170	10,505
Other assets	2,396	14,178
Total assets	$407,496	$407,695

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,294	$9,485
Accrued expenses and other current liabilities	16,529	18,008
Accrued interest	23,705	7,544
Current portion of long-term debt	43,750	—
Revolving debt	46,307	28,670
Senior notes	272,204
Total current liabilities	411,789	63,707

Long-term debt	—	271,790
Long-term liabilities	1,499	18,339
Deferred gain on sale-leaseback transactions	—	19,502

Stockholders’ equity:
Preferred stock	—	—
Common stock	130	130
Additional paid-in-capital	103,317	103,204
Accumulated deficit	(120,495)	(73,742)
Accumulated comprehensive income	13,303	7,018
	(3,745)	36,610
Treasury stock	(2,047)	(2,253)
Total stockholders’ equity	(5,792)	34,357
Total liabilities and stockholders’ equity	$407,496	$407,695

APPLIED EXTRUSION TECHNOLOGIES, INC.

Statements of Cash Flows

(In thousands, except per share data)

(Unaudited)

	Twelve Months Ended
	September 30, 2004	September 30, 2003

OPERATING ACTIVITIES:
Net loss	$(46,753)	$(16,953)
Adjustments to reconcile net loss to net cash from operating activities:
Provision for doubtful accounts	600	900
Depreciation and amortization	27,433	24,928
Amortization of sale-leaseback gains	(69)	(4,949)
Goodwill impairment	9,874	—
Stock compensation	113	(46)
Gain on sale of assets	(168)	—
Write-off of deferred debt issuance costs included in interest expense	1,265	—
Changes in assets and liabilities:
Accounts receivable	(13,044)	6,332
Inventory	(5,679)	(19,224)
Prepaid expenses and other current assets	9,472	(506)
Accounts payable and accrued expenses	14,062	(16,553)
Other	(14,030)	6,531
Net cash used in operating activities	(16,924)	(19,540)

INVESTING ACTIVITIES:
Additions to property, plant and equipment	(7,186)	(17,938)
Proceeds from sale of property, plant, and equipment	203	2,110
Repurchase of leased assets	(36,961)	—
Net cash used in investing activities	(43,944)	(15,828)

FINANCING ACTIVITIES:
Debt Issuance costs	(2,628)	(1,687)
Proceeds from Term Loan	50,000	0
Borrowings (Repayments) under line of credit agreement, net	17,637	28,670
Principal payment on term loan	(6,250)	—
Redemption of industrial revenue bonds	—	(6,500)
Net cash from financing activities	58,759	20,483

Effect of exchange rate changes on cash	58	162
Decrease in cash and cash equivalents, net	(2,051)	(14,723)
Cash and cash equivalents, beginning	2,835	17,558
Cash and cash equivalents, ending	$784	$2,835